UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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Quintiles Transnational Corp.
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Press Release Filed by Quintiles Transnational Corp.
Pursuant to Rule 14a-12 of the Securities Exchange Act

FOR IMMEDIATE RELEASE	www.quintiles.com

CONTACT:	Pat Grebe, Media Relations (media.info@quintiles.com)
Greg Connors, Investor Relations (invest@quintiles.com)
919 998 2000

QUINTILES TRANSNATIONAL AND PHARMA SERVICES ANNOUNCE
AGREEMENT FOR $14.50 PER SHARE CASH MERGER

RESEARCH TRIANGLE PARK, N.C. – April 10, 2003 – Quintiles Transnational Corp. (Nasdaq: QTRN) and Pharma Services Holding, Inc. today announced that they have signed a merger agreement for Quintiles’ public shareholders to receive $14.50 per share in cash. Pharma Services was founded by Dennis B. Gillings, Ph.D., Chairman of the Board and founder of Quintiles, and One Equity Partners, LLC, the private equity arm of Bank One Corporation. Dr. Gillings and certain of his affiliates will retain their equity interest in Quintiles. In addition, in order to finance the transaction, Pharma Services has received an equity commitment of $415.7 million from One Equity Partners, LLC and debt commitments totaling $875 million from Citicorp North America, Inc. and Citigroup Global Markets Inc. Pharma Services also intends to use existing Quintiles cash of approximately $586 million to fund the transaction. Citigroup is also the exclusive financial advisor to Pharma Services. The transaction, which is anticipated to be completed later this year, is subject to Pharma Services’ completion of its committed financing and customary conditions, including regulatory and Quintiles’ shareholder approvals.

The Quintiles Board of Directors, excluding Dr. Gillings and Chester Douglass, D.M.D., Ph.D., both of whom recused themselves, unanimously approved the transaction following the unanimous recommendation of the Special Committee of outside directors of Quintiles that was formed in response to Pharma Services’ original proposal announced on October 14, 2002. As part of its process, the Special Committee investigated strategic alternatives available to Quintiles for the purpose of enhancing shareholder value, including the possibility of a sale of the company and alternatives that would keep Quintiles independent and publicly owned. The Special Committee solicited and received bids from a number of third parties. The Special Committee then solicited and received improved bids from multiple bidders, including Pharma Services, before concluding that the Pharma Services proposal was in the best interest of Quintiles and its shareholders.

The transaction price of $14.50 per share represents an increase of approximately 29% and $3.25 over Pharma Services’ original proposal of $11.25 per share and a premium of approximately 75% over the $8.31 per share price of the stock on October 11, 2002, the last trading day prior to Pharma Services’ original proposal. Morgan Stanley acted as financial advisor and provided its fairness opinion to the Special Committee.

“I’m pleased by the Board’s unanimous decision to accept Pharma Services’ offer,” Dr. Gillings said. “I have personal confidence in the future of Quintiles. While this transaction is not yet complete, and requires shareholder approval, the Board’s decision is a significant step.

“I want to congratulate Quintiles’ employees for remaining customer focused in the six months since the original proposal was made. I look forward to talking more with our employees, our customers and our shareholders in the coming days and weeks about how this transaction will benefit them.”

Quintiles anticipates filing proxy materials promptly with the Securities and Exchange Commission for a special meeting of shareholders to vote on the proposed merger of Pharma Services Acquisition Corp., a wholly owned subsidiary of Pharma Services, into Quintiles, in which Quintiles will be the surviving company. It is anticipated that the special meeting will be held in the third quarter of 2003, with the exact timing dependent on the completion of necessary filings. If the merger is approved, any shares not owned by subsidiaries of Quintiles or Pharma Services or its affiliates, including Dr. Gillings, will be converted into the right to receive $14.50 per share in cash.

In connection with the proposed merger, Quintiles will file proxy materials and other relevant documents concerning the transaction with the Securities and Exchange Commission. Quintiles shareholders are not being asked to take any action at this time. Shareholders are urged to read the proxy statement and any other relevant documents filed with the SEC when they become available because they will contain important information about the merger. Quintiles will provide shareholders free copies of the proxy statement and other documents when they become available. In addition, documents filed by Quintiles with the SEC will be available free of charge at the SEC’s Web site at www.sec.gov.

Quintiles and its directors, executive officers, certain members of management and employees, may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Information regarding the identity of the persons who may, under SEC rules, be deemed participants in the solicitation of shareholders of Quintiles in connection with the proposed transaction, and their interests in the solicitation, will be set forth in a proxy statement that will be filed by Quintiles with the SEC. Shareholders of Quintiles can obtain this information by reading the proxy statement when it becomes available.

Quintiles Transnational helps improve healthcare worldwide by providing a broad range of professional services, information and partnering solutions to the pharmaceutical, biotechnology and healthcare industries. Headquartered near Research Triangle Park, North Carolina, Quintiles is a member of the S&P 500 and Fortune 1000. For more information visit Quintiles’ Web site at www.quintiles.com.

Information in this press release contains “forward-looking statements” about Quintiles. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the possibility that fewer than the required number of Quintiles shareholders vote to approve the merger, the inability of Pharma Services to complete its committed financing, the occurrence of events that would have a material adverse effect on Quintiles as described in the merger agreement, including the risk of adverse operating results, delays in obtaining or failure to receive required regulatory approvals, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act, the risk that the merger agreement could be terminated under circumstances that would require Quintiles to pay a termination fee of $52 million, the risk that Quintiles might not prevail in pending litigation regarding Pharma Services’ original proposal and other uncertainties arising in connection with the proposed merger. Additional factors that could cause actual results to differ materially are discussed in Quintiles’ recent filings with the SEC, including but not limited to its Annual Report on Form 10-K, its Form 8-Ks and its other periodic reports, including Form 10-Qs.

# # #

Employee Letter Filed by Quintiles Transnational Corp.
Pursuant to Rule 14a-12 of the Securities Exchange Act

Dear Colleagues,

I am pleased that the Board of Directors has accepted the offer of Pharma Services Holding, Inc. to acquire Quintiles. (Click here to read the press release and Q&A/See press release and Q&A below.) Quintiles has been a major force in my life for more than 20 years and I have the utmost respect and gratitude for the people who have helped to build Quintiles over the years. I am proud of all that we have achieved so far and excited about meeting the challenges ahead as a private company once more.

Quintiles is the worldwide leader in pharmaceutical services. Our long-term vision and prospects, our experience and our commitment to quality and customer service deserve greater recognition than I believe was given in the public markets. We have set ambitious targets for the company, and this transaction is intended to help us achieve those goals by allowing us to focus on customer service, delivery and technology without the distractions associated with the short-term orientation of the public markets.

We can achieve our targets with a strong focus on quality and a customer orientation as well as pride and enjoyment in the jobs we do. Each of us has a role to play, and I am committed to the performance-based environment we have started to build, where success is celebrated and employees can have the opportunity for professional and career development to help the company achieve its goals.

Shareholders will be asked to approve the proposed transaction at a shareholder meeting to be held later this year. In the meantime, please stay focused on our day-to-day business of meeting project and sales goals and delivering the high quality service that our customers expect.

In the coming weeks, I will keep you up-to-date with any further developments and share information where possible. If you have questions, please submit them to the Answers Hotline, an email box that has been set up on our Global Intranet and we will respond to the extent possible.

Please be assured of my absolute commitment to the continued success of the company.

With best regards,

Dennis Gillings
Chairman
Quintiles Transnational Corp.

Important Legal Information:

In connection with the proposed merger, Quintiles will file a proxy statement and other relevant documents concerning the transaction with the Securities and Exchange Commission. Quintiles shareholders are not being asked to take any action at this time. Shareholders are urged to read the proxy statement and any other relevant documents filed with the SEC when they become available because they will contain important information about the merger. Quintiles will provide shareholders free copies of the proxy statement and other documents when they become available. In addition, documents filed by Quintiles with the SEC will be available free of charge at the SEC’s web site at www.sec.gov.

Quintiles and its directors, executive officers, certain members of management and employees, may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Information regarding the identity of the persons who may, under SEC rules, be deemed participants in the solicitation of shareholders of Quintiles in connection with the proposed transaction, and their interests in the solicitation, will be set forth in a proxy statement that will be filed by Quintiles with the SEC. Shareholders of Quintiles can obtain this information by reading the proxy statement when it becomes available.

Employee Q&A Filed by Quintiles Transnational Corp.
Pursuant to Rule 14a-12 of the Securities Exchange Act

1.	What are the terms of the agreement?
The merger agreement provides for Quintiles public shareholders to receive $14.50 per share in cash, subject to shareholder approval. In the merger, any shares not owned by Pharma Services or its affiliates, including Dennis Gillings, would be converted into the right to receive $14.50 per share in cash and Quintiles would become a wholly-owned subsidiary of Pharma Services. In addition to shareholder approval, the transaction is subject to other customary conditions, including regulatory approvals, and the ability of Pharma Services to complete its committed financing.

2.	What happens now?
The Board of Directors will call a special meeting of shareholders to be held later this year to approve the proposed merger. Prior to the meeting, information about the transaction, the parties and the meeting will be sent to all shareholders. The outcome of the shareholder vote will be determined at the shareholder meeting. If the merger is approved, shareholders, other than Pharma Services and its affiliates or subsidiaries of Quintiles, would receive $14.50 per share in cash for their shares.

3.	What is Pharma Services? How will it finance the transaction?
Pharma Services was set up by Dennis Gillings and One Equity Partners LLC, the private equity arm of Bank One Corporation, as a vehicle for acquiring Quintiles’ publicly held shares and taking Quintiles private. Dennis and certain of his affiliates will retain their equity in Quintiles. In addition, in order to finance the transaction, Pharma Services has received an equity commitment of $415.7 million from One Equity Partners and debt commitments totaling $875 million from Citicorp North America and Citigroup Global Markets Inc. Pharma Services also intends to use existing Quintiles cash of approximately $586 million to fund the transaction. Citigroup is also the exclusive financial advisor to Pharma Services.

4.	Why did Dennis Gillings propose to take the company private?
Dennis said: “I believe Quintiles has a bright future based on a new, innovative business model that has been undervalued in the marketplace.”

5.	When will we know more about the shareholder vote?
More information about the proposed transaction will be contained in a proxy statement that will be mailed to shareholders in connection with the shareholders meeting to be held later this year. Following the meeting, there will be a public announcement regarding the outcome of the meeting.

6.	When is the shareholder meeting scheduled and where will it be held? Can I attend?
The shareholder meeting will be held later this year at a date and time to be announced once it has been fixed by Quintiles’ Board of Directors. Shareholders will be invited to attend.

7.	What regulatory review/approval is required?
The proposed transaction is subject to clearance under the Hart-Scott-Rodino Anti-Trust Improvements Act. Quintiles also must file preliminary proxy materials with the Securities and Exchange Commission (the “SEC”), which may be subject to SEC review and comment before definitive proxy materials can be mailed to shareholders.

8.	When will shares of Quintiles common stock cease being publicly traded on Nasdaq? Quintiles shares will cease being publicly traded on Nasdaq only once the proposed transaction is completed.

9.	What will happen to my stock options?
The treatment of stock options may vary depending upon local law and regulations. The proposed transaction provides that all outstanding options to purchase Quintiles common stock will become fully vested and exercisable immediately before the merger becomes effective, even if they would not otherwise be vested or exercisable. At the time the merger becomes effective, each outstanding stock option that has not been exercised will be cancelled. Holders of cancelled options will be entitled to receive a cash payment equal to the excess of $14.50 per share minus the applicable exercise price of the option, multiplied by the number of shares for which the option was exercisable immediately prior to cancellation, minus any amounts required to be withheld for tax purposes. Holders of cancelled options will receive this payment upon or as soon as practicable after they either surrender their options or acknowledge in writing that their options have been cancelled pursuant to the merger. Holders of cancelled options will be provided with a form they can use to acknowledge the cancellation of their options pursuant to the merger.

10.	Will there be changes in my overall benefits / terms and conditions (including salary, health cover, vacation, vacation accrual, tuition reimbursement etc)?
The treatment of your overall benefits may vary depending upon local law and regulations. The proposed transaction provides that your benefits will not change prior to completion of the merger. If the merger is approved and completed, until the first anniversary of the time of the merger, Pharma Services has agreed to provide pension and welfare benefits that in the aggregate are substantially comparable to the pension and welfare benefits Quintiles offers today. This means, for example, that you will get retirement and health benefits that are substantially comparable to your current retirement and health benefits. This does not obligate Pharma Services to retain all employees. At this time, except as described above, Pharma Services has not announced any further plans with regard to employee benefits.

11.	Will there be a name change for the company? No. The merger agreement provides that after the merger, the company will continue to be known as Quintiles Transnational Corp.

12.	Are customer contracts affected by the change in ownership?
The change in ownership should not affect our relationships with customers. We plan to work closely with customers to assure them of our continued ability to deliver our services.

13.	How does the proposed transaction affect the project I’m working on?
Current projects must continue along their normal course regardless of whether the proposed transaction is approved or completed. We must continue to deliver on projects to meet our customers’ expectations. Our best response to the industry and business community is continued success through world-class service delivery.

14.	What should I tell customers about the change in ownership?
If the proposed transaction is approved, there should be no impact on ongoing projects. We will continue to achieve project milestones/targets/deliverables and will endeavor to meet or exceed our customers’ expectations of quality and service. In the longer term, we hope that privatization will accelerate our planned service improvements such as continued quality enhancements and technology advances, and we can continue to work with our customers as they grow their companies and product portfolios. We will let them know as soon as there is further information available but in the meantime customers should feel free to let us know if they have any particular questions or concerns.

15.	Where can I find out more information about the proposed transaction?
All the available information at this time has been disseminated in the press release and this Q&A. Additional information about the transaction and Pharma Services will be available in the Company’s proxy statement, which will be sent to shareholders in connection with the shareholder meeting to be held later this year. Once this information is filed with the SEC, it also will be available on Quintiles.com. Please be assured of our commitment to share more information as it becomes available. We recognize that there are questions that cannot be answered at this stage including the eventual outcome of the process and what that will mean for each employee.

16.	Who can I contact if I have questions? Employees can submit questions to the Answers Hotline, an email box that has been set up on the Global Intranet.

Important Legal Information:

In connection with the proposed merger, Quintiles will file a proxy statement and other relevant documents concerning the transaction with the Securities and Exchange Commission. QUINTILES SHAREHOLDERS ARE NOT BEING ASKED TO TAKE ANY ACTION AT THIS TIME. SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER. Quintiles will provide shareholders free copies of the proxy statement and other documents when they become available. In addition, documents filed by Quintiles with the SEC will be available free of charge at the SEC’s web site at www.sec.gov.

Quintiles and its directors, executive officers, certain members of management and employees, may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Information regarding the identity of the persons who may, under SEC rules, be deemed participants in the solicitation of shareholders of Quintiles in connection with the proposed transaction, and their interests in the solicitation, will be set forth in a proxy statement that will be filed by Quintiles with the SEC. Shareholders of Quintiles can obtain this information by reading the proxy statement when it becomes available.